Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

July 25, 2014

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

Re:	Registration Statement on Form S-8 relating to the HCA Holdings, Inc.
Employee Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to HCA Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to certain shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company to be issued pursuant to the Plan.

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of our name under the heading “Legal Opinions” in any prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

July 25, 2014

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Very truly yours,

/s/ Bass, Berry & Sims PLC